Exhibit 19.1
Certain information contained in this document has been redacted pursuant to Item 601(a)(6) of Regulation S-K. Redacted information is indicated with the notation “[***]”.
INSIDER TRADING POLICY
1. PURPOSE
This Insider Trading Policy (the “Policy”) establishes rules and procedures designed to prevent Covered Persons (as defined below) from trading, or causing the trading of, or engaging in any other Transactions (as defined below) in, Synopsys stock or any other securities that Synopsys may issue, including, but not limited to, preferred stock, notes, bonds or convertible securities (collectively, “Synopsys Securities”) or securities of other publicly traded companies while in possession of material non-public information, or MNPI (as defined below), and engaging in other related activities, such as tipping others to make such trades or other Transactions. These illegal activities are commonly referred to as “insider trading.” These prohibitions on insider trading, and the others set forth in this Policy, continue to apply to Transactions involving securities even after termination of your service to Synopsys.
Failure to comply with this Policy could be a serious violation of U.S. securities laws by you and/or Synopsys and could result in disciplinary actions, including the termination of your employment, or substantial civil and criminal penalties for you and Synopsys. The Securities and Exchange Commission (“SEC”) can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which could apply to Synopsys and/or management and supervisory personnel. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.
2. PERSONS COVERED BY THIS POLICY
This Policy applies to Synopsys and its subsidiaries, and all of their directors, officers and employees, as well as consultants, independent contractors or designated agents, and their respective Family Members and Controlled Entities (each as defined below) (collectively, “Covered Persons” or “you”).
2.1 Transactions by Family Members and Others
This Policy also applies to your family members who reside with you. This includes (A) anyone else who lives in your household (regardless of whether their Transactions were directed or known by you) such as a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws and (B) any other persons who do not live in your household, but whose Transactions in securities are directed by you or are subject to your influence or control, such as individuals who consult with you before they trade in securities (collectively referred to as “Family Members”).
You are responsible for the Transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in securities, and you should treat all such Transactions for the purposes of this Policy and applicable securities laws as if the Transactions were for your own account.
2.2 Transactions by Entities that you Influence or Control
This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), whether through having substantial beneficial ownership, serving as a trustee, or in any other manner. Transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

3. POLICY
3.1 Prohibition on Transacting While in Possession of MNPI
Covered Persons, Family Members, and Controlled Entities may not Transact (as defined below) in Synopsys Securities while in possession of MNPI about Synopsys. Covered Persons may not Transact in any other company’s stock or its other securities while you possess MNPI about that company as a result of your work with Synopsys.
MNPI is information that is both (a) material and (b) non-public.
Material. In general, information should be regarded as “material” if it has “market significance,” that is, there is a substantial likelihood that it would be considered important by a reasonable investor in making a decision regarding the purchase or sale of stock, or if the disclosure of the information would be expected to significantly alter the total mix of information in the marketplace about a stock.
While it is not possible to define all categories of material information, there are various categories of information that would often be regarded as material, such as:
a.Quarterly and year-end results;
b.Developments causing financial results to be substantially different from then-current guidance;
c.Forecasts of financial results;
d.Proposed major acquisitions or divestitures;
e.Significant write-downs in assets or increases in reserves;
f.Significant new product and service offering announcements;
g.Significant changes in executive management;
h.Significant communications to or from regulatory or government agencies;
i.Entry into a new, or cancellation of, a major strategic relationship or other contract(s);
j.Planned stock splits or issuances of dividends;
k.New public or private equity or debt offerings;
l.Actual or threatened major litigation, or the resolution of such litigation; and
m.Significant cybersecurity incidents, such as a data breach.
Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of an important new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company's operations or stock price should it occur. When in doubt about whether non-public information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the General Counsel’s office before making any decision to disclose such information (other than to persons who need to know it) or to Transact in or recommend securities to which that information relates or assume that the information is material.
Non-public. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must have been given the opportunity to absorb the information. Material information is “non-public” if it has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the stock; as a general rule, information should be considered non-public until at least one full trading day has elapsed after the information is broadly disseminated to the public, for example, through an SEC filing, major newswire services, national news services, web casts or financial news services.
Transact or Transaction. For purposes of this Policy, a “Transaction” (or the act of engaging in a Transaction, to “Transact”) includes purchases, sales, or other transactions in publicly traded securities, including common stock, options to purchase common stock, or any other type of securities, including but not limited to preferred stock, convertible debentures, and warrants, as well as exchange-traded put or call options or swaps relating to these securities, or any such actions on any other organized market. Transactions also include all gifts and donations of Synopsys Securities. Transactions do not include the exceptions listed in Section 3.7 below.
3.2 Prohibition on Tipping
Covered Persons, Family Members, and Controlled Entities may not disclose MNPI about Synopsys, or about any other company that was obtained as the result of work for Synopsys, to any others outside of Synopsys, unless required as part of your regular job duties or authorized by the General Counsel’s office. In no circumstance may such person disclose MNPI about Synopsys, or about any other company obtained as the result of work for Synopsys, that you know or should know will be used to Transact in that company’s stocks. Covered Persons may not advise other people, including Family Members, to buy or sell Synopsys Securities, or any other company’s securities, if you possess any MNPI about that company.
3.3. Restrictions on Particular Transactions (Options, Hedging, Pledging and Others)
Certain Transactions present a heightened legal risk and/or the appearance of improper or inappropriate conduct. Covered Persons, Family Members, and Controlled Entities therefore may not engage in any of these Transactions, whether or not they are in possession of MNPI.
Short Sales. Such persons may not engage in any short sales of Synopsys Securities. A short sale is the sale of securities not owned by the seller or, if owned, not delivered.
Publicly-Traded Options. Such persons may not Transact in put options, call options or other derivative securities, on an exchange or in any other organized market, regarding Synopsys Securities.
Hedging Transactions. Such persons may not engage in hedging Transactions. Hedging Transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars or exchange funds.
Margin Accounts and Pledged Securities. Such persons may not hold Synopsys Securities in a margin account or otherwise pledge Synopsys Securities as collateral for a loan.
Standing and Limit Orders. Such persons may not enter a standing or limit order with respect to Synopsys Securities at any time while otherwise prohibited by this Policy from Transacting in Synopsys Securities. Covered Persons may also not enter into a standing or limit order with respect to Synopsys Securities covering any period of time in which the Covered Person expects to be in possession of MNPI or be in a Closed Trading Window (as defined below).
3.4 Additional Restrictions for Designated Insiders: Closed Trading Windows
Designated Insiders (as defined below), as well as their Family Members and Controlled Entities, are prohibited from Transacting in Synopsys Securities during Closed Trading Windows (as defined below).
Designated Insiders are members of Synopsys’ Board of Directors (“Board”), all persons who have been designated by the Board as members of the “Corporate Staff,” all vice presidents, and all other persons who, because of their regular access to MNPI about Synopsys, have been designated by any vice president (or above) as a person who should be subject to the window period restrictions of this Policy. The General Counsel’s office maintains a list of all Designated Insiders. Each quarter the General Counsel’s office will ask various vice presidents and above to determine which individuals should be considered Designated Insiders. The General Counsel shall notify each person who has been designated as a Designated Insider under this Policy. Even if you have not been notified, if you believe you should be a Designated Insider, you should not Transact in Synopsys Securities during Closed Trading Windows.
Closed Trading Windows include Scheduled Closed Trading Windows and Special Closed Trading Windows.
“Scheduled Closed Trading Windows” are periods of time during each fiscal quarter, typically corresponding with times when Designated Insiders may be aware of MNPI about Synopsys financial results. Synopsys’ Scheduled Closed Trading Windows are posted on Synopsys’ legal intranet site at [***]. While these dates are subject to change, Scheduled Closed Trading Windows typically start at the close of market on the 15th day of the month in which the applicable fiscal quarter closes and conclude at the close of market on the first trading day following the date Synopsys publicly discloses its financial results for the applicable fiscal quarter. If there is any ambiguity about the length of a Scheduled Closed Trading Window, the more restrictive interpretation applies.
In addition to Scheduled Closed Trading Windows for Designated Insiders, Synopsys may implement a “Special Closed Trading Window” at any time in connection with certain company events that could give rise to MNPI. Covered Persons subject to a Special Closed Trading Window may not Transact in Synopsys Securities until they have been informed by the General Counsel’s office that the Special Closed Trading Window has ended.
Accounts at E*Trade may be “blocked” for Designated Insiders during Closed Trading Windows in order to prevent Transactions, but you should not rely on whether or not such accounts are blocked to determine whether Synopsys is within a Closed Trading Window or whether you are permitted to Transact under this Policy. Further, for the avoidance of doubt, this Policy applies to the accounts of all Covered Persons, whether or not maintained at E*Trade or another provider.
3.5 Preclearance Requirement for the Preclearance Group
In addition to the restrictions set forth above, all members of the Board, officers of Synopsys specifically designated as “Executive Officers” by the Board (“Section 16 Officers”) in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other individuals that are identified by the General Counsel from time to time (collectively, the “Preclearance Group”), must seek preclearance before trading in Synopsys Securities outside of Transactions pursuant to an approved 10b5-1 Plan.
No member of the Preclearance Group, or any Family Member or Controlled Entity of such a person, may Transact in Synopsys Securities without first obtaining written preclearance of the Transaction from the General Counsel’s office.
Requests for preclearance should be submitted to the General Counsel’s office via email at least three (3) business days in advance of the proposed Transaction.
The General Counsel’s office is under no obligation to approve a Transaction submitted for preclearance and may determine not to permit the Transaction for any reason, even if the Transaction would not violate the law or this Policy. The General Counsel’s office may request additional information in determining whether to approve the Transaction.
If a person seeks preclearance and permission to engage in the Transaction is denied, then they should refrain from initiating any Transaction in Synopsys Securities until approval is granted by the General Counsel’s office and should not inform any other person of the restriction. Preclearance for any

Transaction is effective for only the two (2) trading days following the written communication of the decision.
When a request for preclearance is made, the requestor should carefully consider whether they may be aware of any MNPI about Synopsys and should fully describe those circumstances to the General Counsel’s office. Along with the request, you must certify that, among other things, you are not in possession of MNPI.
In all cases, the obligation not to Transact while in possession of MNPI belongs to the individual, and preclearance does not eliminate that obligation. For clarity, if the Covered Person becomes aware of MNPI after preclearance is granted, but before the Transaction is made, the Covered Person must not Transact.
3.6 Additional Restrictions for the Board and Section 16 Officers
In addition to the requirements above, members of the Board and Section 16 Officers must also comply with any additional restrictions in Synopsys’ Section 16 Officer and Director Trading Procedures Policy.
3.7 Exceptions
The requirements of this Policy do not apply to the following Transactions, except as specifically noted:
Purchases of Synopsys Securities under Synopsys’ Employee Stock Purchase Plan. The purchase of Synopsys Securities under the Employee Stock Purchase Plan is not considered a Transaction under this Policy. However, any subsequent Transactions in any such Synopsys Securities are Transactions under this Policy.
Stock Option Exercises and Stock Award Vesting and Withholding. Not considered Transactions under this Policy are: (1) the exercise of stock options by cash payment under a Synopsys or Synopsys-assumed equity plan; (2) the exercise of stock options in a stock-for-stock exercise with Synopsys; (3) an election to have Synopsys withhold securities to cover tax obligations in connection with an option exercise or vesting of a restricted stock unit. However, the sale of any Synopsys Securities issued upon the exercise of a stock option, a cashless exercise of a stock option through a broker (as this involves selling a portion of the underlying shares to cover the costs of exercise) and any other market sale of shares are considered Transactions.
Mutual Funds and ETFs. Transactions in mutual funds and/or exchange-traded funds (“ETFs”) that are invested in Synopsys Securities are not Transactions subject to this Policy.
Transactions Pursuant to an Approved 10b5-1 Plan. Good-faith Transactions pursuant to a written trading plan under Rule 10b5-1 of the Exchange Act that are compliant with the requirements in this section, are not Transactions under this Policy.
Requirements for all 10b5-1 Plans:
•Must not be adopted or modified while the Covered Person is subject to a Scheduled Closed Trading Window or Special Closed Trading Window, or in possession of MNPI.
•Must be entered into and operated (including with respect to modifications and terminations) in good faith for the duration of the 10b5-1 Plan and not as part of a plan or scheme to evade the law.
•All adoptions, modifications, and terminations of a 10b5-1 Plan must be approved by the General Counsel’s Office.
The Covered Person should submit a request for approval to the General Counsel’s office via at least ten (10) business days before entering into the 10b5-1 Plan. When such a request is made,

the requestor should carefully consider whether they may be aware of any MNPI about Synopsys and should describe fully those circumstances to the General Counsel’s office.
The General Counsel’s office is under no obligation to approve a request for adopting, modifying, or terminating a 10b5-1 Plan and may determine not to approve a request for any reason, even if the request would not violate the law or this Policy.
In all cases, the obligation not to enter into a 10b5-1 Plan while in possession of MNPI belongs to the individual, and approval by the General Counsel’s Office does not eliminate that obligation. For clarity, if the Covered Person becomes aware of MNPI after preclearance is granted, but before the plan is entered into, the Covered Person must not enter into the plan.
•The 10b5-1 Plan should contain a representation certifying that (i) the Covered Person is entering into the 10b5-1 Plan in good faith, and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1; (ii) will act in good faith with respect to such plan throughout the duration of the plan; and (iii) is not in possession of MNPI at the time of entering into the plan.
•The first Transaction under an approved 10b5-1 Plan may not occur:
◦For members of the Board and officers of Synopsys, until the later of:
▪ninety (90) days following the plan adoption or modification; or
▪two business days following the disclosure of Synopsys’ quarterly financial results on Forms 10-Q or 10-K, as applicable, for the fiscal quarter in which the plan was adopted, but in no event later than 120 days.
◦For all other Covered Persons, until the later of:
▪thirty (30) days following the plan adoption or modification; or
▪the close of market on the first trading day following the disclosure of Synopsys’ quarterly financial results for the fiscal quarter in which the plan was adopted.
◦If you have terminated a previous 10b5-1 Plan after adopting a new plan, the periods above for the new plan begin on the date of the termination of the previous plan.
•You may not have more than one 10b5-1 Plan in effect that includes trades that occur during the same time period, except as otherwise permitted by Rule 10b5-1.
•You may not have more than one single-trade 10b5-1 Plan in effect in any twelve (12) month period.
Notwithstanding the foregoing, Synopsys may Transact pursuant to an approved Rule 10b5-1 Plan as provided in Synopsys’ Share Repurchase Program Policy.
4. POST-TERMINATION TRANSACTIONS
The prohibitions on trading set forth in this Policy continue to apply to Transactions involving securities even after termination of your service to Synopsys. If you are in possession of MNPI about Synopsys or another company that you learned through your work for Synopsys when your service terminates, you should not trade in that company’s securities until that information has become public or is no longer material, whichever occurs first. In addition, if it is a Scheduled Closed Trading Window or Special Closed Trading Window or you are otherwise restricted from trading Synopsys Securities under this Policy at the time you cease to be affiliated with Synopsys, you are expected to abide by the applicable trading restrictions until at least the end of each applicable trading restriction.

5. ENFORCEMENT
Individuals who violate this Policy shall be subject to disciplinary action by Synopsys, which may include ineligibility for future participation in Synopsys’ equity plans or termination of employment for cause, or in the case of Board members, being asked to resign or not being renominated. In determining consequences resulting from a violation of this Policy, the General Counsel will consider a number of factors including, but not limited to, the individual’s culpability, cooperation with the investigation, the individual’s past violations, if any, consistency with consequences for other violations, extent of the harm to Synopsys, including, the impact on Synopsys’ culture, the availability of restitution, penalties assessed by regulators and the need for deterrence.
6. QUESTIONS
Any questions regarding the Policy should be directed to the General Counsel’s Office via email at [***].